Exhibit 99.1

COMPANY	Timothy C. Delmore
CONTACT:	Chief Financial Officer
218/681-9868

CONTACT:	Shawn Brumbaugh
Padilla Speer Beardsley Inc.
612/455-1754

ARCTIC CAT REPORTS 2006 THIRD-QUARTER RESULTS

ATV sales continued to fuel growth, outpace industry;

Company on track to post 6th consecutive year of record revenues

THIEF RIVER FALLS, Minn., Jan. 24, 2006 – Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales of $195.3 million for the fiscal 2006 third quarter ended December 31, 2005, up 3 percent compared to net sales of $188.9 million in the prior-year period. Third-quarter net earnings were $4.7 million, or $0.24 per diluted share, versus net earnings of $5.8 million, or $0.28 per diluted share, in the same period last year.

Year-to-date, net sales grew 9 percent to $579.5 million compared to $532.1 million in the year-ago period. Net earnings totaled $24.3 million, or $1.22 per diluted share, versus net earnings of $25.6 million, or $1.22 per diluted share, in the nine-month period last year.

“Despite increased raw material costs, we were pleased to report a solid performance during the quarter and first nine months, and we remain on track to post our 6th consecutive year of record revenues,” said Christopher A. Twomey, Arctic Cat’s chairman and chief executive officer.  “Our results have been driven by increased ATV sales and further ATV market share gains for the quarter and year-to-date. We are very pleased that Arctic Cat’s ATV sales continue to outpace the industry. We attribute our success to growing recognition of our best-in-class products, and Arctic Cat’s reputation for innovation and technology leadership.”

Product Line Results

Sales of all-terrain vehicles (ATVs) in the third quarter grew to $90.8 million, up 8 percent from $84.1 million in the same period last year. The company’s year-to-date ATV sales rose 20 percent to $268.1 million compared to $223.9 million in the same period last year.

Demand for the company’s new Prowler utility vehicle has exceeded expectations and contributed to Arctic Cat’s ATV sales growth. The Prowler UTV was introduced in June 2005,

marking the company’s first entry into the growing utility vehicle category. The Prowler features side-by-side bucket seats and a functional, rear cargo bed.

“We continue to benefit from our commitment to drive growth through new product introductions,” said Twomey.  As an example of this, Arctic Cat plans an early 2007 model introduction of its most powerful ATV yet with a 700cc electronic fuel injection engine. The 700 EFI, announced in December, will begin shipping to dealers in Arctic Cat’s fiscal fourth quarter ending March 31, 2006.

Added Twomey: “Large displacement engines are the fastest-growing segment in the ATV industry. We are excited about the potential for our new 700 EFI model.”

As anticipated, Arctic Cat reported snowmobile sales in the third quarter of $74.5 million versus $78.9 million in the prior-year quarter. Year-to-date snowmobile sales are on plan, totaling $238.0 million compared to $241.6 million during the same period last year.

“Snowmobile sales are tied to snow conditions,” said Twomey. “When it snows, our customers buy sleds. While the market for snowmobiles remains strong among enthusiasts, this industry remains challenged by mild winter-weather conditions in key regions.”

Parts, garments and accessories (PG&A) sales were $30.0 million, up 16 percent versus $25.8 million in the prior-year third quarter. Contributing to the quarter’s PG&A results were increased sales of ATV-related parts and accessories. In areas with ample early snowfall, Arctic Cat also saw increases in snowmobile parts sales. Year-to-date PG&A sales grew 10 percent to $73.4 million compared to $66.7 million in the year-ago period.

Arctic Cat repurchased 140,000 shares of its common stock in the fiscal third quarter and has approximately $10.5 million remaining on its current share repurchase authorization. As of December 31, 2005, the company had $63.7 million in cash and no long-term debt.

Outlook

Arctic Cat currently anticipates fiscal 2006 fourth-quarter net sales for the period ending March 31, 2006, to range between $160 million and $170 million, up from $157.0 million for the same period last year. Net earnings for the quarter are estimated to be between $0.09 and $0.13 per diluted share versus earnings of $0.13 per diluted share in the prior-year quarter.

For the fiscal year ending March 31, 2006, Arctic Cat now anticipates record net sales in the range of $740 million to $750 million. The company is continuing to forecast lower margins in fiscal 2006, due to increased raw material costs, lower snowmobile sales and a less favorable yen/dollar exchange rate, resulting in estimated full-year diluted earnings per share in the range of $1.31 to $1.35. Fiscal 2005 earnings per diluted share totaled $1.36.

Conference Call

Arctic Cat will host a conference call today to discuss the third-quarter results at 10:30 a.m. CT (11:30 a.m. ET). To listen to the live Webcast or replay of this call via the Internet, go to the corporate portion of the company’s Web site at www.arcticcat.com, and click on the conference call icon. A telephone replay also will be available from approximately 12:30 p.m. CT on Tuesday, January 24, until 6 p.m. CT on Tuesday, January 31. To access the telephone replay, dial 800-405-2236 and enter conference call ID #11051472.

About Arctic Cat

Arctic Cat Inc. designs, manufactures and markets world-class all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories.  Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net Sales	$195,301	$188,855	$579,495	$532,122
Cost of Goods Sold	159,229	151,006	466,061	422,705
Gross Profit	36,072	37,849	113,434	109,417
Selling, General and Administrative Expenses	29,754	29,712	78,512	72,602
Operating Profit	6,318	8,137	34,922	36,815
Other Income Interest Income	553	380	869	783
Earnings Before Income Taxes	6,871	8,517	35,791	37,598
Income Taxes	2,198	2,725	11,453	12,031
Net Earnings	$4,673	$5,792	$24,338	$25,567
Net Earnings Per Share
Basic	$0.24	$0.28	$1.23	$1.24
Diluted	$0.24	$0.28	$1.22	$1.22

Weighted Average Shares Outstanding:
Basic	19,378	20,413	19,722	20,649
Diluted	19,520	20,679	19,893	20,928

	December 31,
Selected Balance Sheet Data:	2005	2004
Cash and Short-term Investments	$63,717	$84,244
Accounts Receivable, net	47,141	42,215
Inventories	103,266	90,973
Total Assets	314,753	303,646
Current Liabilities	112,034	100,613
Long-term Debt	0	0
Shareholders’ Equity	188,974	190,828

		Three Months Ended December 31,			Nine Months Ended December 31,
Product Line Data:	2005	2004	Change	2005	2004	Change

All-terrain Vehicles	$90,806	$84,139	8%	$268,075	$223,869	20%
Snowmobiles	74,519	78,891	-6%	237,973	241,569	-1%
Parts, Garments & Accessories	29,976	25,825	16%	73,447	66,684	10%
Total Sales	$195,301	$188,855	3%	$579,495	$532,122	9%

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